Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-181014) of our report dated April 25, 2013, with respect to the consolidated financial statements and schedule of United Airlines, Inc., included in this Form 8-K of United Continental Holdings, Inc. and United Airlines, Inc. dated April 25, 2013.

/s/ Ernst & Young LLP

Chicago, IL

April 25, 2013